Articles of Amendment
to
Articles of Incorporation
of

REAC GROUP, INC.

(Name of Corporation as currently filed with the Florida Dept. of State)

P05000037567

(Document Number of Corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this ***Florida Profit Corporation*** adopts the following amendment(s) to its Articles of Incorporation:

A. If amending name, enter the new name of the corporation:

N/A

The new name must be distinguishable and contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or Co.," or the designation "Corp," "Inc," or "Co". A professional corporation name must contain the word "chartered," "professional association," or the abbreviation "P.A."

B. Enter new principal office address, if applicable:
(Principal office address MUST BE A STREET ADDRESS)

N/A

FILED
2019 JAN 22 PM 2:42
SECRETARY OF STATE
TALLAHASSEE, FL

C. Enter new mailing address, if applicable:
(Mailing address MAY BE A POST OFFICE BOX)

N/A

D. If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

Name of New Registered Agent N/A

(Florida street address)

New Registered Office Address: N/A *(City)*, Florida *(Zip Code)*

New Registered Agent's Signature, if changing Registered Agent:
I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

Signature of New Registered Agent, if changing

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:

(Attach additional sheets, if necessary)

Please note the officer/director title by the first letter of the office title:

P = President; V= Vice President; T= Treasurer; S= Secretary; D= Director; TR= Trustee; C = Chairman or Clerk; CEO = Chief Executive Officer; CFO = Chief Financial Officer. If an officer/director holds more than one title, list the first letter of each office held. President, Treasurer, Director would be PTD.

Changes should be noted in the following manner. Currently John Doe is listed as the PST and Mike Jones is listed as the V. There is a change, Mike Jones leaves the corporation, Sally Smith is named the V and S. These should be noted as John Doe, PT as a Change, Mike Jones, V as Remove, and Sally Smith, SV as an Add.

Example:

X Change	PT	John Doe
X Remove	V	Mike Jones
X Add	SV	Sally Smith

Type of Action (Check One)	Title	Name	Address
1) ____ Change	N/A ____	____	____
____ Add			____
____ Remove			____
2) ____ Change	____	____	____
____ Add			____
____ Remove			____
3) ____ Change	____	____	____
____ Add			____
____ Remove			____
4) ____ Change	____	____	____
____ Add			____
____ Remove			____
5) ____ Change	____	____	____
____ Add			____
____ Remove			____
6) ____ Change	____	____	____
____ Add			____
____ Remove			____

E. **If amending or adding additional Articles, enter change(s) here:**
(Attach *additional sheets, if necessary*). *(Be specific)*

Article IV of the Amended and Restated Articles of Incorporation of the Corporation shall be amended to reflect a 1-for-10,000 reverse stock split so that each ten thousand (10,000) shares of common stock, par value $0.00001 per share, of the Corporation, either issued and outstanding or held by the Corporation as treasury stock, shall be combined into one (1) validly issued, fully paid and non-assessable share of common stock without any futher action by the Corporation or the holders thereof; provided that no fractional shares shall be issued to any holder and instead of issuing such fractional shares, the Corporation shall round any fractional shares resulting from the reverse stock split up to the nearest whole number. The authorized number and par value of the common stock shall remain unaffected by the reverse stock split. The authorized and designated preferred stock shall remain unaffected by the reverse stock split.

Section 1 of Article IV of the Amended and Restated Articles of Incorporation shall be amended to decrease the authorized common stock of the Corporation from 9.999 billion (9,999,000,000) to 200 million (200,000,000). The par value of the common stock shall remain $0.00001 per share. There shall be no change to the authorized and designated shares of preferred stock.

F. **If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:**
(if not applicable, indicate N/A)

The Corporation's transfer agent, Colonial Stock Transfer, will act as the exchange agent for purposes of implementing the exchange of stock certificates. There will be no mandatory exchange of certificates; rather, certificates will be exchanged in the ordinary course of business. No new certificates will be issued to a shareholder until such shareholder has surrendered his/her/its outstanding certificate(s) together with the properly completed and executed letter of transmittal.

The date of each amendment(s) adoption: January 21, 2019, if other than the date this document was signed.

Effective date if applicable: March 1, 2019

(no more than 90 days after amendment file date)

Note: If the date inserted in this block does not meet the applicable statutory filing requirements, this date will not be listed as the document's effective date on the Department of State's records.

Adoption of Amendment(s) **(CHECK ONE)**

☒ The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups. *The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):*

"The number of votes cast for the amendment(s) was/were sufficient for approval

by____."

(voting group)

☐ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Dated January 21, 2019

Signature________________________

(By a director, president or other officer – if directors or officers have not been selected, by an incorporator – if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Robert DeAngelis

(Typed or printed name of person signing)

President, Chief Executive Officer, Chairman and Treasurer

(Title of person signing)